Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

VSURANCE, INC.

We hereby consent to the inclusion in this Registration Statement on Form SB-2 for VSURANCE, INC. of our consolidated balance sheet of Vsurance, Inc., (the “Company”) as of December 31, 2005 and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficiency) and cash flows for the period since July 26, 2005, (Inception), ended December 31, 2005. which appears in this Registration Statement. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Durland & Company, CPAs, PA

Durland & Company, CPAs, P.A.

Palm Beach, Florida

February 24, 2006